Exhibit 99.1

Marine Products Corporation Reports Record Financial Results

For The Third Quarter 2022

ATLANTA, October 26, 2022 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended September 30, 2022. Marine Products is a leading manufacturer of fiberglass boats under the brand names of Chaparral and Robalo. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include OSX Luxury Sportboats, and SSi and SSX outboard models. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models.

For the quarter ended September 30, 2022, Marine Products generated record quarterly net sales of $100.1 million, a 32 percent increase compared to $75.8 million in the same quarter of the prior year. The increase in net sales was due to a 33 percent increase in the average selling price per boat. The number of units sold during the third quarter of 2022 were relatively flat compared to the same quarter of the prior year. Average selling prices increased primarily due to a favorable model mix and price increases to cover increased costs including primarily materials and components. The full product line of Chaparral and Robalo models sold well during the quarter.

Gross profit for the third quarter of 2022 was $25.0 million compared to $16.0 million in the third quarter of the prior year. Gross margin as a percentage of net sales increased to 25 percent in the third quarter of 2022 compared to 21 percent in the third quarter of 2021. Gross margin as a percentage of net sales improved due to price increases and a favorable model mix.

Operating profit for the third quarter of 2022 was $14.7 million, an increase of 76 percent compared to operating profit of $8.3 million in the third quarter of last year. Selling, general and administrative expenses were $10.3 million in the third quarter of 2022 compared to $7.7 million in the third quarter of 2021. These expenses increased consistent with higher sales and profitability, such as incentive compensation, sales commissions and warranty expenses. Selling, general and administrative expenses were 10 percent of net sales in the third quarter of both years. Net income for the third quarter of 2022 was a record $11.5 million, an increase of 72 percent compared to net income of $6.7 million in the third quarter of 2021. Earnings before interest, taxes, depreciation and amortization (EBITDA)1 for the third quarter of 2022 was $15.2 million, an increase of $6.4 million or 72 percent, compared to the third quarter of 2021.

Diluted earnings per share in the third quarter of 2022 were a record $0.34, an increase of 70 percent compared to $0.20 in the third quarter of the prior year. The effective tax rate for the third quarter of 2022 was 22 percent, an increase compared to an effective tax rate of 20 percent for the third quarter of the prior year due to an unfavorable change in permanent differences.

1 EBITDA is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure and its reconciliation to net income, the nearest GAAP financial measure, is disclosed in Appendix A to this press release.

Third Quarter 2022 Earnings Press Release

Net sales for the nine months ended September 30, 2022 were $272.5 million, an increase of 23 percent compared to the first nine months of 2021. Net income for the nine-month period was $28.5 million or $0.83 diluted earnings per share, compared to net income of $20.6 million or $0.61 diluted earnings per share in the comparable period of the prior year.

“During the third quarter we continued our efforts to meet high retail and dealer demand,” stated Ben M. Palmer, Marine Products’ President and Chief Executive Officer. “As the quarter progressed, we began to experience some relief in both transportation and supply chain issues which facilitated shipments of boats during the quarter. Our model mix continued to improve, and along with price increases that we have instituted over the past year to compensate for higher costs, generated record net sales and net income. Our dealers continue to request shipments both for boats which have been committed to retail customers as well as units which will begin to replenish historically low dealer inventories.

“Our manufacturing and product development efforts continue to reward us with dealer demand for models which appeal to boaters. We conducted our first in-person dealer conference in three years during the third quarter, and our dealers were very enthusiastic about our new larger models for the 2023 model year. In our recent experience, consumers interested in these models are less likely to be concerned about higher fuel prices and interest rates than customers who purchase smaller boats,” concluded Palmer.

Marine Products Corporation will hold a conference call today, October 26, 2022, at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at marineproductscorp.com. Additionally, the live conference call can be accessed by calling (888) 660-6357 or (929) 201-6127 for international callers and using conference ID number 9979064. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and outboard pleasure boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and generate superior financial performance to continue building long-term shareholder value.  For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, the statements (i) regarding our continued efforts to meet high retail and dealer demand, (ii) our expectations regarding improved transportation and supply chain problems, (iii) regarding our improved model mix and our belief that the price increases we have instituted over the past year to compensate for higher costs generated record net sales and net income, (iv) regarding our belief that manufacturing and product development efforts continue to reward us with dealer demand for models which appeal to boaters and (v) regarding our belief that customers interested in new larger boat models are less likely to be concerned about higher fuel prices and interest rates than customers who purchase smaller boats. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2021.

Third Quarter 2022 Earnings Press Release

For information about Marine Products Corporation or this event, please contact:

Michael L. Schmit

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

Jim Landers

Vice President Corporate Services

(404) 321-2162

jlanders@marineproductscorp.com

Third Quarter 2022 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Period ended September 30, (Unaudited)	Third Quarter		Nine Months
	2022	2021	2022	2021
Net sales	$100,061	$75,843	$272,486	$221,477
Cost of goods sold	75,056	59,799	206,089	172,363
Gross profit	25,005	16,044	66,397	49,114
Selling, general and administrative expenses	10,326	7,701	29,449	23,383
Operating profit	14,679	8,343	36,948	25,731
Interest income	76	4	52	22
Income before income taxes	14,755	8,347	37,000	25,753
Income tax provision	3,283	1,660	8,510	5,175
Net income	$11,472	$6,687	$28,490	$20,578

EARNINGS PER SHARE
Basic	$0.34	$0.20	$0.83	$0.61
Diluted	$0.34	$0.20	$0.83	$0.61

AVERAGE SHARES OUTSTANDING
Basic	34,225	33,993	34,172	33,982
Diluted	34,225	33,993	34,172	33,982

Third Quarter 2022 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
	(in thousands)
	SEPTEMBER 30, 2022	DECEMBER 31, 2021
	(Unaudited)
ASSETS
Cash and cash equivalents	$26,860	$14,102
Accounts receivable, net	11,492	3,262
Inventories	82,812	73,261
Income taxes receivable	98	10
Prepaid expenses and other current assets	3,476	2,474
Total current assets	124,738	93,109
Property, plant and equipment, net	14,327	14,370
Goodwill	3,308	3,308
Other intangibles, net	465	465
Pension assets	9,462	13,302
Deferred income taxes	5,520	4,392
Other assets	3,857	3,895
Total assets	$161,677	$132,841

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$14,641	$6,771
Accrued expenses and other liabilities	16,075	11,298
Total current liabilities	30,716	18,069
Pension liabilities and retirement plans	13,706	15,564
Other long-term liabilities	1,062	683
Total liabilities	45,484	34,316
Common stock	3,422	3,399
Capital in excess of par value	-	-
Retained earnings	115,280	97,702
Accumulated other comprehensive loss	(2,509)	(2,576)
Total stockholders' equity	116,193	98,525
Total liabilities and stockholders' equity	$161,677	$132,841

Third Quarter 2022 Earnings Press Release

Appendix A

Marine Products Corporation has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.

Marine Products Corporation uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on Marine Products Corporation’s investor website, which can be found on the Internet at marineproductscorp.com.

(Unaudited)
Periods ended September 30,	Three Months Ended		Nine Months Ended
(In thousands)	2022	2021	2022	2021

Reconciliation of Net Income to EBITDA
Net Income	$11,472	$6,687	$28,490	$20,578
Add:
Income tax provision	3,283	1,660	8,510	5,175
Depreciation and amortization	480	448	1,416	1,345
Less:
Interest income	76	4	52	22
EBITDA	$15,159	$8,791	$38,364	$27,076